Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-206184, File No. 333-196909 and File No. 333-116998) of Novation Companies, Inc. of our report dated March 28, 2019 relating to the consolidated financial statements that appear in this Annual Report on Form 10-K as of and for the year ended December 31, 2018.

/s/ BOULAY PLLP

Minneapolis, MN

March 28, 2019